Filed Pursuant to Rule 433

Registration No. 333-258304-01 and 333-258304-04

$1.1bln Nissan Auto Lease Trust (NALT) 2023-A

Jt-Leads : BofA (struc), BNP, MUFG, SocGen

Co-Managers: Citi, Lloyds, Mizuho, Wells Fargo

CLS	Amt($mm)	WAL	S&P/F	EXP	LGL	Bench		Yield	Price	Cpn

A-1	187.000	0.33	A-1+/F1+	9/23	2/15/24	IC	+28	4.968	100.00000	4.968
A-2a	305.000	1.13	AAA/AAA	7/24	3/17/25	IC	+63	5.161	99.99321	5.10
A-2b	100.000	1.13	AAA/AAA	7/24	3/17/25	SOFR30A	+63		100.00000
A-3	405.000	1.72	AAA/AAA	2/25	1/15/26	IC	+76	4.965	99.99293	4.91
A-4	103.000	2.19	AAA/AAA	5/25	7/15/27	IC	+86	4.855	99.98648	4.80

Bill & Deliver: BofA	BBG Ticker: NALT 23-A
Exp Ratings : S&P/Fitch	Format : SEC Registered
Exp Settle : 1/25/23	First Pay : 2/15/23
ERISA : Yes	Pxg Speed : 75% PPC to Maturity
Denoms : $25k x $1

CUSIPS

A1    65480VAA1

A2a  65480VAB9

A2b  65480VAC7

A3  65480VAD5

A4  65480VAE3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.